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                                                                    EXHIBIT 99.1



                     CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
                     ---------------------------------------
                        4TH QUARTER AND YEAR END RESULTS
                        --------------------------------

         Clifton, New Jersey - May 4, 2009 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the "Company"), the holding company of Clifton Savings Bank (the "Bank"), today announced the results of its operations for the three months and year ended March 31, 2009. Net income was $1.10 million for the three months ended March 31, 2009, an increase of $472,000 or 75.8%, as compared to $623,000 for the three months ended March 31, 2008. Net income was $5.14 million for the year ended March 31, 2009, an increase of $2.77 million, or 116.9%, as compared to $2.37 million for the year ended March 31, 2008. Net income increased for both periods primarily as a result of an increase in the net interest rate spread, partially offset by increases in the provision for loan losses and income taxes. Both basic and diluted earnings per common share were $0.04 for the three months ended March 31, 2009, as compared to $0.02 for the same period in 2008, an increase of $0.02, or 100.0%. Basic and diluted earnings per common share were $0.20 for the year ended March 31, 2009, as compared to $0.09 for the year ended March 31, 2008, an increase of $0.11, or 122.2%. Cash dividends paid per common share were $0.05 for both the three months ended March 31, 2009 and 2008, and $0.20 for both the years ended March 31, 2009 and 2008.

         Net interest income increased $1.1 million, or 30.6%, for the three months ended March 31, 2009, to $4.7 million, as compared to $3.6 million for the three months ended March 31, 2008, reflecting a 37 basis point increase in the net interest margin partially offset by a decrease of $19.4 million in average net interest-earning assets. Average interest-earning assets increased $68.1 million, or 8.4%, during the 2009 period, which consisted of increases of $97.5 million in mortgage-backed securities and $41.8 million in loans, partially offset by decreases of $50.0 million in investment securities and $21.2 million in other interest-earning assets. Loans increased primarily due to the redeployment of maturities and calls of investment securities into these higher yielding assets. In addition, mortgage-backed securities increased primarily due to the Bank's continued implementation of a leverage strategy initiated in November 2007, under which the Bank has borrowed funds from the Federal Home Loan Bank of New York totaling $75.0 million and simultaneously invested those funds in higher yielding mortgage-backed securities. Average interest-bearing liabilities increased $87.5 million, or 13.0%, during the 2009 period, which consisted of increases of $40.6 million in borrowings and $46.9 million in interest-bearing deposits. Net interest margin increased to 2.15% for the quarter ended March 31, 2009 from 1.78% for the quarter ended March 31, 2008. The net interest rate spread increased 58 basis points to 1.69%, as the 6 basis point increase to 5.05% in the average yield earned on interest-earning assets was coupled with a 52 basis point decrease to 3.36% in the average rate paid on interest-bearing liabilities.

         Net interest income increased $4.4 million, or 31.2%, for the year ended March 31, 2009, to $18.5 million as compared to $14.1 million for the year ended March 31, 2008, reflecting a 30 basis point increase in the net interest margin partially offset by a decrease of $12.6 million in average net interest-earning assets. Average interest-earning assets increased $97.0

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million, or 12.6%, during 2009 fiscal year, which consisted of increases of
$132.1 million in mortgage-backed securities and $29.7 million in loans, partially offset by decreases of $59.6 million in investment securities and $5.2 million in other interest-earning assets. Loans increased primarily due to the redeployment of repayments of mortgage-backed securities and investment securities and the redeployment of other interest-earning assets into these higher yielding assets. In addition, mortgage-backed securities increased primarily due to the continued implementation of the Bank's leverage strategy described above. Average interest-bearing liabilities increased $109.6 million, or 17.5%, during fiscal 2009, which consisted of increases of $84.9 million in borrowed funds coupled with an increase of $24.7 million in interest-bearing deposits. Net interest margin increased to 2.12% for the year ended March 31, 2009, from 1.82% for the year ended March 31, 2008. The net interest rate spread increased 50 basis points to 1.59%, as the 12 basis point increase to 5.11% in the average yield earned on interest-earning assets was coupled with a 38 basis point decrease to 3.52% in the average rate paid on interest-bearing liabilities.

         The provision for loan losses increased $170,000, or 188.9%, to $260,000 during the year ended March 31, 2009 from $90,000 during the year ended March 31, 2008, and increased $145,000, or 100.0%, during the three months ended March 31, 2009, as compared to the three months ended March 31, 2008. The larger provisions in the current periods were the result of both increases in non-performing loans and the loan portfolio balance. Non-performing loans increased from $265,000 at March 31, 2008 (consisting of three one- to four-family residential real estate loans) to $870,000 at March 31, 2009 (consisting of seven one- to four-family residential real estate loans). The percentage of non-performing loans to total loans has been consistently low, rising from 0.06% at March 31, 2008, to 0.19% at March 31, 2009. The gross loan portfolio increased $47.9 million, or 11.4%, to $469.4 million at March 31, 2009 from $421.5 million at March 31, 2008. The gross loan portfolio increased $2.4 million, or 0.6%, to $421.5 million at March 31, 2008 from $419.1 million at March 31, 2007.

         Non-interest income decreased $8,000, or 2.7%, to $287,000 for the three months ended March 31, 2009 as compared to $295,000 for the three months ended March 31, 2008, and increased $10,000, or 0.9%, to $1.15 million for the year ended March 31, 2009 as compared to $1.14 million for the year ended March 31, 2008.

         Non-interest expense increased $170,000, or 5.5%, to $3.28 million for the three months ended March 31, 2009 as compared to $3.11 million for the three months ended March 31, 2008. The increase was primarily the result of increases of $41,000, or 2.4%, in salaries and employee benefits, $248,000, or 1501.3%, in federal deposit insurance premiums, and $22,000, or 5.4%, in miscellaneous expenses, partially offset by decreases of $41,000, or 47.1%, in advertising expenses, and $101,000, or 75.8%, in legal expenses. The increase of $248,000 in federal deposit insurance premiums was mostly due to an increase in the assessment rates along with a new assessment on certain noninterest-bearing transaction accounts under the Federal Deposit Insurance Corporation's ("FDIC") Temporary Liquidity Guarantee Program. The increases in salaries and employee benefits and miscellaneous expenses were not considered significant. The decrease in advertising expenses was the result of a reduction in the number of newspaper advertisements, while the decrease in legal expenses was mostly due to a decrease in litigation costs. Non-interest expense decreased $280,000, or

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2.3%, to $11.85 million for the year ended March 31, 2009 from $12.13 million for the year ended March 31, 2008. The decrease was primarily the result of decreases of $115,000, or 1.7%, in salaries and employee benefits, $56,000, or 5.6%, in directors' compensation, $47,000, or 14.9%, in advertising expenses, $222,000, or 72.4%, in legal expenses, and $89,000, or 5.7%, in miscellaneous expenses partially offset by an increase of $260,000, or 381.1%, in federal deposit insurance premiums. The decrease in salaries and employee benefits was due to decreases in stock option and employee stock ownership plan ("ESOP") expenses, while the decrease in directors' compensation was due to a decrease in stock option expense. The decrease in legal expenses was mostly due to a $92,000 insurance recovery of previously expensed fees relating to litigation and a corresponding decrease in actual litigation costs. Advertising expenses decreased as a result of a reduction in the number of newspaper advertisements during fiscal 2009, while miscellaneous expenses decreased mainly due to a $49,000 recovery of previously expensed consulting fees relating to litigation and a decrease of $47,000 in State of New Jersey bank supervisory fees. The increase of $260,000 in federal deposit insurance premiums was mostly due to an increase in assessment rates along with a new assessment on certain noninterest-bearing transaction accounts under the FDIC'S Temporary Liquidity Guarantee Program.

         Income taxes increased $320,000, or 196.3%, to $483,000 for the three months ended March 31, 2009, as compared to $163,000 for the same period in 2008, and $1.72 million, or 271.1%, to $2.36 million for the year ended March 31, 2009 as compared to $636,000 for the year ended March 31, 2008. This was the result of higher pre-tax income, coupled with an increase in the overall income tax rate which was 30.6% and 31.5%, respectively, for both the three months and year ended March 31, 2009, as compared with 20.7% and 21.1%, respectively, for the three months and year ended March 31, 2008. During both of the 2009 and 2008 periods, the Bank recognized tax exempt income from the cash surrender value of bank owned life insurance. The Company's 2008 effective tax rates were significantly lower than the 2009 periods because this source of income accounted for a larger percentage of overall income in 2008, thereby reducing the overall effective tax rate for that year.

         The Company's total assets increased $60.7 million, or 6.8%, to $959.8 million at March 31, 2009, from $899.1 million at March 31, 2008. Net loans increased $47.9 million, or 11.4%, to $468.5 million at March 31, 2009 from $420.6 million at March 31, 2008, primarily due to an increase in internal origination volume coupled with the purchase of approximately $4.6 million of loans secured by property located in the State of New Jersey, which more than offset repayment levels. Securities, including both available for sale and held to maturity issues, increased $13.5 million, or 3.5%, to $394.4 million at March 31, 2009, from $380.9 million at March 31, 2008. Cash and cash equivalents decreased by $1.1 million, or 2.1%, to $51.1 million at March 31, 2009 as compared to $52.2 million at March 31, 2008. The funds received from maturities and repayments of securities, along with cash and cash equivalents, were redeployed into higher yielding loans.

         Total liabilities increased $59.9 million, or 8.2%, to $786.6 million at March 31, 2009, from $726.7 million at March 31, 2008. Deposits increased $56.9 million, or 9.9%, from $576.7 million as of March 31, 2008 to $633.6 million at March 31, 2009, coupled with an increase of $2.0 million, or 1.4% in borrowed funds, which had a balance of $144.3 million at March 31, 2009 as compared to $142.3 million at March 31, 2008. During the year ended March 31,

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2009, the Company incurred $25.0 million in long-term borrowings with an average rate of 3.77%, while $23.0 million of long-term borrowings were repaid in accordance with their original terms. There were no short-term borrowed funds outstanding at March 31, 2009, as $22.0 million in these borrowed funds were originated and repaid during the period in accordance with their original terms. The average rate of outstanding borrowings as of March 31, 2009 was 3.85%

         Total stockholders' equity increased $800,000, or 0.5%, to $173.2 million at March 31, 2009 from $172.4 million at March 31, 2008. The increase resulted primarily from net income of $5.14 million, a net increase in unrealized gains of $1.1 million on the available for sale securities portfolios, ESOP shares committed to be released of $777,000, and $1.4 million for stock options and restricted stock awards earned under the Company's 2005 Equity Incentive Plan and related tax benefits, partially offset by the repurchase of approximately 578,000 shares of Company common stock for $5.9 million, and cash dividends paid of $1.9 million. At March 31, 2009, there were 26,732,607 shares of Company common stock outstanding.

         John A. Celentano, Jr., the Company's Chairman and Chief Executive Officer, stated, "Given the current economic environment, we are pleased with these uncommon year-end indicators: deposits up 9.9%, loans receivable up 11.4%, and basic and diluted earnings per common share up 122.2%. These encouraging results were accompanied by no subprime loans, no toxic assets, no real estate owned, no write-downs and no charge-offs. Unsurprisingly, we did not participate in TARP, the federal Troubled Asset Relief Program. And we filed no foreclosures. In our portfolio of 2,373 loans with a balance of approximately $468.5 million, we had but one very well-secured loan in foreclosure. That loan in foreclosure has an approximate balance of $50,000 and was filed in December 2007. Our underwriting philosophy is simple. We verify that each borrower is creditworthy and that every asset offered as security is adequate to protect the Bank's interest in case of default. Then we keep all loans. To us it's just common sense."

         The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

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

SELECTED  CONSOLIDATED FINANCIAL AND OTHER DATA


                                                                     AT MARCH 31,
                                                        ---------------------------------------------------
                                                               2009              2008             % Change
                                                        ---------------------------------------------------
(Dollars in thousands)                                      (Unaudited)
FINANCIAL CONDITION DATA:
Total assets                                                  $959,770          $899,056             6.75%
Loans receivable, net                                          468,500           420,619            11.38%
Cash and cash equivalents                                       51,126            52,231            -2.12%
Securities                                                     394,375           380,878             3.54%
Deposits                                                       633,582           576,722             9.86%
Borrowings                                                     144,272           142,306             1.38%
Total equity                                                   173,164           172,355             0.47%




                                                                YEAR ENDED MARCH 31,
                                                        ---------------------------------------------------
                                                               2009              2008             % Change
                                                        ---------------------------------------------------
(Dollars in thousands, except per share data)               (Unaudited)
OPERATING DATA:
Interest income                                               $ 44,401          $ 38,570            15.12%
Interest expense                                                25,939            24,485             5.94%
                                                        --------------    --------------
Net interest income                                             18,462            14,085            31.08%
Provision for loan losses                                          260                90           188.89%
                                                        --------------    --------------
Net interest income after
   provision for loan losses                                    18,202            13,995            30.06%
Noninterest income                                               1,150             1,138             1.05%
Noninterest expense                                             11,852            12,125            -2.25%
                                                        --------------    --------------
Earnings before income taxes                                     7,500             3,008           149.34%
Total income taxes                                               2,364               636           271.70%
                                                        --------------    --------------
Net earnings                                                  $  5,136          $  2,372           116.53%
                                                        ==============    ==============
Basic and diluted earnings per share                          $   0.20          $   0.09           122.22%
                                                        ==============    ==============



                                                                    THREE MONTHS
                                                                   ENDED MARCH 31,
                                                        ---------------------------------------------------
                                                               2009              2008             % Change
                                                        ---------------------------------------------------
(Dollars in thousands, except per share data)                        (Unaudited)
OPERATING DATA:
Interest income                                               $ 11,095          $ 10,117             9.67%
Interest expense                                                 6,374             6,515            -2.16%
                                                        --------------    --------------
Net interest income                                              4,721             3,602            31.07%
Provision for loan losses                                          145                 0           100.00%
                                                        --------------    --------------
Net interest income after
   provision for loan losses                                     4,576             3,602            27.04%
Noninterest income                                                 287               295            -2.71%
Noninterest expense                                              3,285             3,111             5.59%
                                                        --------------    --------------
Earnings before income taxes                                     1,578               786           100.76%
Total income taxes                                                 483               163           196.32%
                                                        --------------    --------------
Net earnings                                                  $  1,095          $    623            75.76%
                                                        ==============    ==============
Basic and diluted earnings per share                          $   0.04          $   0.02           100.00%
                                                        ==============    ==============

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

                                                                                       AT OR FOR THE THREE
                                                      AT OR FOR THE YEAR ENDED             MONTHS ENDED
                                                             MARCH 31,                      MARCH 31,
--------------------------------------------------------------------------------------------------------------
                                                       2009            2008             2009            2008
                                                                             (Unaudited)
Performance Ratios (1):
Return on average assets                               0.56%           0.29%            0.46%           0.29%
Return on average equity                               3.01%           1.34%            2.54%           1.45%
Interest rate spread (2)                               1.59%           1.09%            1.69%           1.11%
Net interest margin (3)                                2.12%           1.82%            2.15%           1.78%
Noninterest expense to average assets                  1.29%           1.49%            1.39%           1.46%
Efficiency ratio (4)                                  60.43%          79.65%           65.60%          79.83%
Average interest-earning assets to
   average interest-bearing liabilities                1.18x           1.23x            1.16x           1.21x
Average equity to average assets                      18.51%          21.65%           18.23%          20.07%
Basic and diluted earnings per share                   $0.20           $0.09            $0.04           $0.02
Cash dividends paid per common share                   $0.20           $0.20            $0.04           $0.05
Dividend payout ratio                                 36.45%          86.97%           42.28%          78.01%


Capital Ratios (5):
Tangible capital                                      15.61%          16.71%           15.61%          16.71%
Core capital                                          15.61%          16.71%           15.61%          16.71%
Risk-based capital                                    41.38%          45.02%           41.38%          45.02%

Asset Quality Ratios:
Allowance for loan losses as a percent of
   total gross loans                                   0.36%           0.34%            0.36%           0.34%
Allowance for loan losses as a percent of
   nonperforming loans                               195.40%         543.40%          195.40%         543.40%
Net charge-offs to average outstanding
   loans during the period                             0.00%           0.00%            0.00%           0.00%
Nonperforming loans as a percent of
   total loans                                         0.19%           0.06%            0.19%           0.06%
Nonperforming assets as a percent of
   total assets                                        0.09%           0.03%            0.09%           0.03%

Other Data:
Number of:
   Real estate loans outstanding                       2,373           2,250            2,373           2,250
   Deposit accounts                                   32,249          32,633           32,249          32,633
   Full service customer service facilities               10              10               10              10

--------------------------------
(1) Performance ratios for the three month periods presented are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.
(5) Bank only.